ANNUAL REPORT

160 Greentree Drive, Suite 101, Dover, DE 19940

+37253446372; www.wolf3d.io

This Annual Report is dated April 30, 2019.

Forward Looking Statements Disclosure

This Form C-AR and any documents incorporated by reference herein or therein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form C-AR are forward-looking statements. Forward-looking statements give the Company´s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intended,” “believe,” “may,” “should,” “can have,” “likely” and any other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this Form C-AR and any documents incorporated by reference herein or therein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form C-AR, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company´s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect or change, the Company´s actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made by the Company in this Form C-AR or any documents incorporated by reference herein or therein speaks only as of the date of this Form C-AR. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

BUSINESS

Overview

Wolfprint 3D Inc. (the Company or Wolfprint 3D) is a Delaware corporation which was incorporated on August 18, 2016. The Company provides products and services related to 3D modelling and 3D scanning.

On September 16, 2016, the stockholders of Wolfprint 3D OÜ, an Estonian limited company, entered into an agreement with the Company pursuant to which such stockholders exchanged all of their shares of capital stock of Wolfprint 3D OÜ for an aggregate of 10,870 shares of the common stock of the Company. As a result of this exchange, Wolfprint 3D OÜ is a wholly-owned subsidiary of the Company.

The Company, through its wholly owned Estonian subsidiary, is subject to European Union General Data Protection Regulation, which took effect on May 25, 2018. This regulation is designed to protect and empower the data privacy of all individuals located within the European Union and to reshape the way organizations across the region approach data privacy. The regulation requires companies to apply appropriate security measures, principles of minimalism and enact specific guidelines for data processing procedures when processing personal data of EU residents.

Business Description

The Company believes that due to the emergence of virtual and augmented reality (VR/AR), the next computing platform will be driven by expressive virtual avatars that mirror the fidelity of real-life interactions, enabling true telepresence, where individuals can meet, play, work, and essentially do anything with other people anywhere in the world. Immersive technologies allow us to bridge the gap of physical separation and bring people together across vast distances, making virtual humans (avatars) one of the most important factors in making VR/AR more widespread.

The Company’s technology enables anyone to create a realistic 3D avatar of himself/herself for a wide range of applications which can be used in connection with the fashion and apparel industry, gaming and VR/AR training and simulation as well as for everyday communication. It is a smartphone-based application that uses a single image from the frontal camera to reconstruct the facial features of a person in 3D space. The application notifies the user of actions that have to be performed and gives tips on how to achieve the best results. In order to create the 3D avatar, the user holds the phone stationary in front of his/her face and captures a single selfie image. The application analyzes the environment lighting as well as the person’s facial features and then filters out unnecessary data. After the image capture, the picture is sent to a back-end cloud computing machine for processing. The avatar is created in less than 10 seconds and sent to the user’s smartphone application as a viewable 3D model. In the app interface, users can then modify the visual aspects of the avatar (such as hairstyle, eye color, makeup, adding accessories, etc.) and generate a stylized, cartoonish looking character with a body. The avatar can then be integrated into different environments.

The Company’s technology is compatible with technology used by many companies active in the aforementioned sectors. The Company has developed a software development kit (SDK) for the application, as well as an Application Programming Interface (API) through which the avatars made with the Company’s technology may be imported into applications developed by other companies. The avatars created with the Company’s technology have standardized topology and are animation ready.

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Wolfprint 3D is entering the market through the development of business to business (B2B) partnerships with companies in the fashion and apparel industry, the gaming industry and those developing VR/AR enterprise solutions. The Company’s technology is being validated by proof of concept projects with B2B partners. The Company anticipates that its technology will be integrated into commercial products under licensing agreements. The Company intends to initially focus its business activities to the European Union and United States markets. The Company anticipates charging its customers a combination of integration and license fees, the amount and frequency of which will be dependent on ease of integration, number of active users and/or company/project size.

Intellectual Property

The Company owns all intellectual property rights related to the Company’s existing technology. However, the Company does not currently hold and has not applied for any patents, trademarks or copyrights in the United States or abroad to protect our technology. The Company plans to conduct a review of its intellectual property and establish a strategy for protecting its intellectual property rights. The study would focus on identifying the components of the Company’s assets for which intellectual property protection may be obtained.

Legal Proceedings

There are no pending legal proceedings that are material to our business or financial condition and, to our knowledge, there are no such legal proceedings contemplated or threatened.

Offerings of Securities

During the year ended December 31, 2017, in a series of closings, the last of which occurred on April 6, 2017, the Company raised gross proceeds of $604,640 pursuant to the issuance of convertible promissory notes (the Crowd Notes), consisting of Crowd Notes in the aggregate principal amount of $164,700 issued pursuant to Regulation CF and Crowd Notes in the aggregate principal amount of $439,940 issued pursuant to Regulation D. In addition, the Company issued Crowd Notes in the aggregate principal amount of $29,857 to SI Securities LLC as noncash compensation for acting as the Company’s exclusive placement agent and intermediary in connection with the Company’s Regulation CF and Regulation D offerings of the Crowd Notes. The Company also paid SI Securities LLC a cash placement fee in the aggregate amount of $30,344.50 for acting as the Company’s exclusive placement agent.

The Crowd Notes issued pursuant to the Regulation CF offering are substantially similar to the Crowd Notes issued pursuant to the Regulation D offering and to SI Securities LLC as noncash compensation. None of the Crowd Notes have a maturity date. The Crowd Notes issued pursuant to Regulation D and to SI Securities LLC as noncash compensation accrue interest at a rate of 5% per annum, while the Crowd Notes issued pursuant to the Regulation CF offering accrue no interest. In the case of the Crowd Notes issued pursuant to Regulation CF, upon the closing of a qualified equity financing, which is defined as the first sale by the Company of preferred stock in which the Company receives gross proceeds of not less than $1 million, such Crowd Notes will convert into shares of the Company’s preferred stock at the earlier of (i) the Company’s election and (ii) the occurrence of a corporate transaction. In the case of the Crowd Notes issued pursuant to Regulation D and to SI Securities LLC as noncash compensation, upon the occurrence of a qualified equity financing, the Crowd Notes, together with accrued interest thereon, will automatically convert into shares of the Company’s preferred stock.

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The price at which the Crowd Notes issued by the Company pursuant to Regulation CF and Regulation D and to SI Securities LLC as noncash compensation will convert into shares of preferred stock upon the occurrence of a qualified equity financing equals the lesser of: (i) 20% less than the price per share paid by the investors purchasing preferred stock in the qualified equity financing and (ii) a price per share equal to $4,500,000 divided by the number of shares of the Company’s common stock outstanding on a fully diluted basis.

In the event of a corporate transaction, if it occurs prior to a qualified equity financing, the holder of Crowd Notes issued pursuant to Regulation CF and Regulation D and to SI Securities LLC as noncash compensation will be entitled to receive an amount equal to the greater of(i) the value of the shares of the Company’s preferred stock that the holder of the Crowd Notes issued pursuant to Regulation CF and Regulation D and to SI Securities LLC as noncash compensation would receive upon the occurrence of a qualified equity financing and (ii) twice the principal amount of the Crowd Notes.

As of April 30, 2019, the Crowd Notes issued by the Company pursuant to Regulation CF and Regulation D and to SI Securities LLC as noncash compensation remain outstanding as a qualified equity financing has not yet occurred. The Crowd Notes are treated as a liability of the Company until conversion occurs. Interest expense with respect to the Crowd Notes issued pursuant to Regulation D and to SI Securities LLC as noncash compensation totaled $23, 494 and $17,312 for the periods ended December 31, 2018 and 2017, respectively. Accrued interest payable totaled $40,806 and $17,312 as of December 31, 2018 and 2017, respectively.

On January 29, 2018, the Company entered into convertible note purchase agreement with Kamikaze Investments OÜ, an Estonian limited company. Kamikaze Investments OÜ became a stockholder of the Company on January 29, 2018 as a result of a transfer of shares of common stock of the Company from Causa OÜ, an Estonian limited company, to Kamikaze Investments OÜ. Pursuant to the terms of the convertible note purchase agreement, Kamikaze Investments OÜ agreed to make loans to the Company at one or more closings in the aggregate principal amount of up to €80,000 and the Company issued to Kamikaze Investments OÜ a convertible promissory note in the principal amount of up to €80,000. The convertible promissory note was issued pursuant to Regulation S promulgated under the Securities Act of 1933, as amended. On January 29, 2018, Kamikaze Investments OÜ made an initial loan to the Company in the principal amount of €35,000. Thereafter, on February 21, 2018, Kamikaze Investments OÜ made an additional loan to the Company in the principal amount of €10,000. On March 6, 2018, Kamikaze Investments OÜ made an additional loan to the Company in the principal amount of €35,000. As of December 31, 2018, the principal amount outstanding under the convertible promissory note was €80,000 or $91,648 (based on an exchange rate of one euro to 1.1456 U.S. dollars). The convertible promissory note bears interest at a rate of 5% per annum and has a maturity date of January 29, 2019. Interest expense and accrued interest payable totaled €3,478 or $3,984 (based on an exchange rate of one euro to 1.1456 U.S. dollars) as of and for the period ended December 31, 2018. The convertible promissory note is subordinate and junior in right of payment to all other indebtedness of the Company to any senior creditor. Principal and accrued interest outstanding under the convertible promissory note will automatically convert into the Company’s equity as follows: A) in the event that the Company consummates, on or prior to the maturity date of the convertible promissory note, a qualified equity financing (defined as the sale by the Company pursuant to a private placement of the Company’s preferred stock for the principal purpose of raising capital with aggregate gross proceeds of not less than $1,000,000), the convertible promissory note will automatically convert into such preferred stock at a conversion price based upon a pre-money valuation of €5,000,000; or B) if the Company does not consummate a qualified equity financing prior to the maturity date of the convertible promissory note, then, on the maturity date, the outstanding principal amount of and all accrued interest under the convertible promissory note will automatically convert into shares of the common stock of the Company at a conversion price based upon a pre-money valuation of €5,000,000.

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On January 29, 2019, pursuant to the terms of the convertible promissory note issued to Kamikaze Investments OÜ, the principal amount of such convertible promissory note together with all accrued interest thereon converted into 181.2505 shares of common stock of the Company.

On March 27, 2018, the Company and its stockholders approved the sale and issuance by the Company of one or more modified KISS Notes in the aggregate principal amount of up to $300,000 pursuant to Regulation S promulgated under the Securities Act of 1933, as amended. On April 6, 2018, the Company issued to two investors modified KISS Notes in the aggregate principal amount of $134,673. On June 1 and June 8, 2018, the Company issued to two investors modified KISS Notes in the principal amount of $11,653 and $23,620, respectively. As of June 12, 2018, the Company and its stockholders approved an increase in the aggregate principal amount of the modified KISS Notes which may be issued by the Company from $300,000 to $500,000. On June 15, 2018, the Company issued to one investor a modified KISS Note in the principal amount of $116,380 and on June 18, 2018, the Company issued to another investor a modified KISS Note in the principal amount of $50,000. The modified KISS Notes do not have a maturity date, are unsecured, accrue interest at a rate of 5% per annum and will automatically convert into shares of the Company’s preferred stock in the event that the Company consummates a qualified equity financing which is defined as the sale by the Company of shares of its preferred stock with aggregate sales proceeds of not less than $1,000,000. The rate at which the modified KISS Notes will convert into shares of the Company’s preferred stock will be at a discount of 20% to the price offered to other investors in such qualified equity financing. In no event shall the conversion price exceed a per share price based upon a pre-money valuation of $6,150,000. In the event that the Company consummates a corporate transaction before the conversion of the modified KISS Notes to shares of the Company’s preferred stock as a result of a qualified equity financing, at the election of each holder of a modified KISS Note, (i) such holder’s modified KISS Note will be converted into shares of the Company’s common stock based upon a pre-money valuation of $6,150,000 or (ii) such holder shall be paid an amount equal to all accrued and unpaid interest due on such holder’s modified KISS Note plus two times the purchase price paid for such modified KISS Note. As of December 31, 2018, modified KISS Notes in the aggregate principal amount of $336,326 were outstanding. Interest expense and accrued interest payable with respect to the outstanding modified KISS Notes was $9,795 as of and for the period ended December 31, 2018.

Proceeds from the foregoing issuances by the Company of the Crowd Notes, the convertible promissory note and modified KISS Notes were used by the Company to fund its operations.

Related Party Transactions

On May 23, 2014, Wolfprint 3D OÜ, the Company’s wholly owned subsidiary (the Subsidiary), entered into a loan agreement with several persons, including AS Estonian Business School Group, the owner as of the date hereof of more than 20% of the Company’s common stock. Pursuant to the terms of such loan agreement, AS Estonian Business School Group agreed to loan to Wolfprint 3D OÜ up to a maximum principal amount of €20,000 and made an initial loan to Wolfprint 3D OÜ of €12,000. The loan agreement was amended a number of times to, among other things, increase the principal amount of the loan to be made by AS Estonian Business School Group to Wolfprint 3D OÜ thereunder. On October 28, 2016, the loan was amended to increase the principal amount borrowed by Wolfprint 3D OÜ thereunder to €123,000. The loan bears interest at a rate of 12% per annum and had an initial maturity date of December 31, 2017. The maturity date of the loan was extended to July 2, 2018 and thereafter further extended to October 31, 2019. The loan is secured by substantially all of the Subsidiary’s assets and is required to be repaid before repayment of any other loans made to Wolfprint 3D OÜ. Interest expense for this loan totaled €14,760 or $17,148 (based on an exchange rate of one euro to 1.1618 U.S. dollars) and €14,760 or $16,670 (based on an exchange rate of one euro to 1.1294 U.S. dollars) for the one-year period ended December 31, 2018 and 2017, respectively. Total unpaid accrued interest was €29,520 or $33,818 (based on an exchange rate of one euro to 1.1456 U.S. dollars) and €14,760 or $17,710 (based on an exchange rate of one euro to 1.1999 U.S. dollars) as of December 31, 2018 and 2017, respectively. On February 23, 2017, the Company repaid AS Estonian Business School Group €22,121, an amount equal to all accrued interest outstanding under the loan as of December 31, 2016.

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The total principal amount of and accrued interest outstanding under the loan was €152,520 or $174,727 (based on an exchange rate of one euro to 1.1456 U.S. dollars) and €137,760 or $147,583 (based on an exchange rate of one euro to 1.1999 U.S. dollars) as of December 31, 2018 and 2017, respectively. AS Estonian Business School Group has the right to convert, at a discounted rate, €50,000 of the outstanding loan amount into equity of Wolfprint 3D OÜ upon the occurrence of a financing transaction, provided that the gross proceeds from any such financing equal at least €200,000.

On January 29, 2018, the Company entered into a convertible note purchase agreement with Kamikaze Investments OÜ and issued to Kamikaze Investments OÜ a convertible promissory note. Pursuant to the terms of the convertible note purchase agreement and the related convertible promissory note, Kamikaze Investments OÜ agreed to loan to the Company the maximum principal amount of €80,000. As of December 31, 2018, the principal amount outstanding under the convertible promissory note was €80,000 or $91,648 (based on an exchange rate of one euro to 1.1456 U.S. dollars) and accrued interest outstanding thereon was €3,478 or $3,984 (based on an exchange rate of one euro to 1.1456 U.S. dollars). The material terms of the convertible note purchase agreement and the related convertible promissory note are described above under the section captioned Business – Offerings of Securities.

On April 6, 2018, the Company issued to AS Estonian Business School Group, the owner of more than 20% of the Company’s outstanding shares of common stock, a modified KISS Note in the principal amount of $122,429. As of December 31, 2018, the principal amount outstanding under such modified KISS Note was $122,429 and accrued interest outstanding thereon was $4,428. The material terms of the modified KISS Note are described under the above section captioned Business – Offerings of Securities.

Stockholders of the Company advanced funds to Wolfprint 3D OÜ in the normal course of business. As of December 31, 2018, and December 31, 2017, the balance due to the stockholders under the arrangement was €0 and €1,663.85 or $1,996 (based on an exchange rate of one euro to 1.1999 U.S. dollars), respectively. These advances bear no interest and are considered payable on demand.

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RISK FACTORS

We have limited history in the United States and have not generated significant revenues

We reorganized the Company in the United States from Estonia and have not yet commenced our planned relocation of certain business operations to the United States nor generated significant amounts of revenue. Our activities in the United States since the Company’s incorporation in Delaware in August 2016 have consisted of formation activities, the raising of capital through the issuance of the Crowd Notes and the execution of into two proof of concept contracts with United States companies. Once we commence our planned relocation of certain operations to the United States, we will incur significant additional expenses. We are dependent upon additional capital resources for our ongoing operations and are subject to significant risks and uncertainties including failing to secure funding to operationalize our planned operations or failing to profitably operate the business.

The company’s financial statements include a “going concern” note.

Even if we are able to successfully ramp up operations in the United States, we may not have enough funds to sustain the business until it becomes profitable. We may not accurately anticipate how quickly we may use funds available and if such funds will be sufficient to make any profits at all.

We operate in a new market in which we are trying to establish and respond to demand that does not yet exist.

While the Virtual Reality (VR) and Augmented Reality (AR) markets have a lot of promise, there is no guarantee that consumer adoption of VR and AR products and services will be as swift and large scale as predicted. If we are not able to create a big enough market for our products and services, we may not be able to keep the Company afloat. Slow consumer adoption of tools and services similar to ours may negatively impact our business.

Does anyone want our product and will they pay enough for it?

We will only succeed if we establish a stable client base consisting of companies of various sizes active in our markets. Slow adoption would mean that we would not be able to generate enough revenue from collaborating with them. We do not currently know if and when B2B partners will be willing to pay for our services.

We may not be able to develop and protect technology in accordance with our plans.

We may spend a lot of time and money further refining and adding new features to our existing technology only to find out it does not work. Even if we successfully further refine or add new features to our technology, we may not be able to obtain appropriate intellectual property protection for it, which would make it less valuable.

We may not be able to get patent and other intellectual property protection for our technology.

The Company does not currently own any patents, trademarks or copyrights with respect to its intellectual property. The Company plans to conduct a review of its intellectual property and establish a strategy for protecting its intellectual property rights. The study would focus on identifying the components of the Company’s assets for which intellectual property protection may be obtained. Even with our efforts to protect our rights, there is a possibility that parties lacking authorization will attempt to copy our intellectual property. If that should happen, our business could be harmed. In addition, we may be forced into litigation, which often is expensive and time-consuming, to protect our intellectual property rights. The outcome of such litigation could have a negative impact on our competitive position. We also may need to protect our intellectual property rights in proceedings before governmental administrative bodies both in the U.S. and abroad. Our efforts to protect our intellectual property rights could impact our resources and negatively affect our business. We also may fail to obtain or maintain trade secret protection, and as a result, our competitors could acquire our trade secrets or independently develop unpatented technology similar to ours or competing technologies, which could adversely affect our competitive business position.

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We are not going to have any profits for at least two years.

To date, we have not had any significant revenues and no profits are projected for the next two years at the very least. There is no guarantee we will have any profits after two years or ever.

We have a small management team with limited US market experience.

We depend on the skills and experience of a small management team. Our management team consists of non-US individuals who have no previous or limited experience with U.S. markets. The Company needs to hire additional employees and personnel to successfully scale up. In particular, we will need to hire people with sales and marketing expertise in the United States. Our ability to raise sufficient capital may have an impact on our ability to attract and hire the right talent.

We may not be able to obtain appropriate immigration status for members of our management team or employees or other personnel going forward.

The process of moving certain of our business operations to the United States may not go as smoothly as we hope if we encounter immigration law related issues. Our management team and future employees who are non-US citizens will need appropriate authorization from the United States federal government to work in the United States if formally employed and paid by the Company. There is no guarantee this will happen as quickly as we hope and in accordance with our needs.

We will need more people to join our Company.

We will need to engage additional engineers and people with the skills necessary to ensure we create and sell a premium product. The people we bring on should come with specialized skills that will bring value to the Company. There are no guarantees that we will be able to find the right people for the job.

The Company is going to need more money.

We will need to raise more funds in the future and if we do not raise them we will fail. Even if we do raise additional capital in the future, the terms of the issuance of such securities might result in previous investments in the Company being worthless because later investors might receive more favorable terms.

We depend on the success of various ongoing discussions with companies able to successfully integrate our products and pay for them.

In order to be successful, we will need to enter into cooperation sales and licensing agreements with companies of various sizes operating in the gaming, fashion, communications and VR/AR industries and space. These are the companies that have the resources to pay for our products and services on a scale to make our business viable. While we have received substantial interest from many of these companies, there is no guarantee that we will be able to finalize enough of these agreements in time to keep the Company going.

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We have a number of competitors more established than we are.

There are other companies providing services similar to ours. Some of these companies are large established companies with resources far superior to ours. Accordingly, they may be able to develop new or enhanced technologies or features with greater functionality or market acceptance than ours and may succeed in convincing clients to adopt them faster.

Although dependent on certain key personnel, the Company does not have any key man life insurance policies on any such people.

The Company is dependent on Timmu Tõke, Haver Järveoja, Kaspar Tiri and Rainer Selvet in order to conduct its operations and execute its business plan. However, the Company has not purchased any insurance policies with respect to any of these individuals in the event of death or disability. Therefore, if any of these individuals dies or becomes disabled, the Company will not receive any compensation to assist with such person´s absence. The loss of any of them could negatively affect the Company and its operations.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurance that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management´s time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We have not prepared any audited financial statements.

Therefore, you have no audited financial information regarding the Company´s capitalization or assets or liabilities.

The Company´s success depends on the experience and skill of the sole member of its board of directors, its executive officers and key employees.

The Company is dependent on Timmu Tõke, Haver Järveoja, Kaspar Tiri and Rainer Selvet. The loss of any or all of them could harm the Company´s business, financial condition, cash flow and results of operations.

A majority of the Company is owned by a small number of owners.

A majority of the Company is owned by a small number of owners. The Company’s current owners of 20% or more of the Company’s outstanding stock beneficially own more than 61% of the Company. Subject to any fiduciary duties owed to our other owners or investors under Delaware law and any contractual obligations, these owners may be able to exercise significant influence over matters requiring owner approval, including the election of directors and approval of significant Company transactions, and will have significant control over the Company’ s management and policies. Some of these persons may have interests that are different from those of other securities holders. For example, these owners may support proposals and actions with which the other securities holders may disagree. The concentration of ownership could delay or prevent a change in control of the Company or otherwise discourage a potential acquirer from attempting to obtain control of the Company, which in turn could reduce the price potential investors are willing to pay for the Company. In addition, these owners could use their voting influence to maintain the Company’s existing management, delay or prevent changes in control of the Company, or support or reject other management and board proposals that are subject to owner approval.

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REGULATORY INFORMATION

The company has not previously failed to comply with the requirements of Regulation Crowdfunding.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors and executive officers as of the date hereof, are as follows:

Name	Positions	Dates of Service
Timmu Tõke	Chief Executive Officer and Director	since Company’s formation
Haver Järveoja	Secretary and Treasurer	since Company’s formation

Timmu Tõke, Chief Executive Officer and Director

In 2009, at the age of 16 and while a high school student, Timmu founded his first company. He built a team of approximately 20 active sales people in a home chemistry business and managed their activities for over two years, starting at the age of 17. Timmu was one of the two top real estate brokers, based on commissions, at RE/MAX Estonia in 2012, and then left to start his own company in 2013. During the period from 2013 to 2014, Timmu also had a significant role in building an Estonian clothing brand, Swärk (Swarkshirts.com). From September 1, 2014 to August 15, 2016, Timmu worked full time for Wolfprint 3D OÜ. Since August 16, 2016, Timmu has been working full time for the Company and Wolfprint 3D OÜ. In 2018 Timmu was selected by Nordic Business Forum as one of the top 25 entrepreneurs under the age of 25 in Northern Europe.

Haver Järveoja, Secretary and Treasurer

In 2013, while in his second year of college, Haver founded a consulting company, Causa OÜ, which helps foreigners who desire to do business in Estonia. In 2013, Haver was employed by the brokerage department of LHV Bank as a junior US equities broker. In addition, Haver was a Country Manager for a US NGO, Students For Liberty, from 2013 through 2014. From September 1, 2014 to August 15, 2016, Haver worked full time for Wolfprint 3D OÜ. Since August 16, 2016, Haver has been working full time for the Company and Wolfprint 3D OÜ.

Each of Timmu Tõke and Haver Jarveoja has entered into a contract with Wolfprint 3D OÜ, pursuant to which each of them is entitled to be compensated for services provided to the Company and Wolfprint 3D OÜ. During 2018, Wolfprint 3D OÜ paid each of Timmu and Haver an aggregate of 24,278.07 euros and 14,159 euros, respectively.

Wolfprint 3D Inc. has no employees at present, but Wolfprint 3D OÜ has 13 employees, including Rainer Selvet and Kaspar Tiri, who are key employees and co-founders of Wolfprint 3D OÜ. Both of them have been working full-time for Wolfprint 3D OÜ since September 1, 2014. During 2018, Wolfprint 3D OU paid each of Rainer and Kaspar, 16,040.59 euros and 25,325.86 euros, respectively.

In 2019 all four of the Company’s founders were named in Forbes “30 Under 30 Europe” list.

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PRINCIPAL SECURITY HOLDERS

As of the date hereof, the holders of the Company’s capital stock are as follows:

Name of Stockholder	Beneficial Owner	Number and Class of Securities	% of Voting Power
Inventrum OÜ	Timmu Tõke	4,117 shares of common stock	38.57%
Causa OÜ	Haver Järveoja	601 shares of common stock	5.63%
Wikiwise OÜ	Kaspar Tiri	1,304 shares of common stock	12.22%
Rainer Selvet		793 shares of common stock	7.43%
Jorma Rebane		27 shares of common stock	0.25%
Healthcare Solutions OÜ	Frederik Roeder	109 shares of common stock	1.02%
AS Estonian Business School Group	Mart Habakuk	2,415 shares of common stock	22.62%
Wise Guys Investment OÜ		870 shares of common stock	8.15%
Kamikaze Investments OÜ	Urmas Järve	439.2505 shares of common stock	4.11%
TOTAL		10,675.2505 shares of common stock	100%

The Company entered into a Restricted Stock Agreement on February 27, 2017 with each of Inventrum OÜ, Causa OÜ, Wikiwise OÜ and Rainer Selvet. Pursuant to the Restricted Stock Agreements, the shares of common stock of the Company issued to Inventrum OÜ, Causa OÜ, Wikiwise OÜ and Rainer Selvet are subject to reverse vesting which terminated on February 28, 2019.

On January 29, 2018, the Company entered into a convertible note purchase agreement with Kamikaze Investments OÜ and issued to Kamikaze Investments OÜ a convertible promissory note. On January 29, 2019, pursuant to the terms of the convertible promissory note, the principal amount of such convertible promissory note, together with all accrued interest thereon, converted into 181.2505 shares of common stock of the Company. The material terms of the convertible note purchase agreement and the related convertible promissory note are described above under the section captioned Business – Offerings of Securities.

CAPITAL STOCK

The Company’s authorized capital stock consists of 20,000 shares of common stock, par value $0.01 per share. As of December 31, 2017, 10,467 shares of the Company’s common stock were outstanding. As of date hereof, 10,675.2505 shares of the Company’s common stock are currently outstanding.

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The Company and its stockholders are party to a Stockholders Agreement dated as of February 27, 2017. The Stockholders Agreement, among other things, contains restrictions on the transfers of shares of the Company’s common stock by the Company’s stockholders, grants to the Company and non-transferring stockholders rights of first refusal in connection with proposed transfers by the Company’s stockholders of shares of the Company’s common stock, grants to one of the Company’s stockholders anti-dilution protection in connection with issuances of the Company’s common stock pursuant to the Company’s 2017 Stock Option Plan and requires the approval of stockholders owning at least 80% of the outstanding shares of the Company’s common stock in connection with certain actions to be taken by the Company.

The Company adopted its 2017 Stock Option Plan effective as of February 27, 2017. The 2017 Stock Option Plan initially provided for the issuance of up to 403 shares of the Company’s common stock to directors, officers, employees, service providers, advisors, consultants and independent contractors of the Company. Effective as of October 11, 2017, the 2017 Stock Option Plan was amended to increase the number of shares of the Company’s common stock available for issuance thereunder from 403 to 707. During 2017, the Company issued options to a total of seven persons (or their designees) acting as service providers, consultants, advisors and employees of Wolfprint 3D OÜ and the Company pursuant to the 2017 Stock Option Plan. As of December 31, 2017, options to purchase a total of 463 shares of the Company’s common stock were outstanding under the 2017 Stock Option Plan. During 2018, the Company issued to three employees of Wolfprint 3D OÜ options to purchase a total of 75 shares of the Company’s common stock pursuant to the 2017 Stock Option Plan. As a result of the termination of the employment of three option holders, during 2018 an outstanding option to purchase a total of 27 shares of the Company’s common stock was exercised by one option holder and outstanding options to purchase a total of 190 shares of the Company’s common stock were forfeited by the three terminated option holders. As of December 31, 2018, options to purchase a total of 321 shares of the Company’s common stock were outstanding under the 2017 Stock Option Plan. Subsequent to January 1, 2019, the Company issued to three employees of Wolfprint 3D OÜ options to purchase a total of 87 shares of the Company’s common stock pursuant to the 2017 Stock Option Plan. To date, all of the options issued by the Company are subject to vesting over varying periods of time and have an exercise price of $.01 per share As of the date hereof, options to purchase a total of 408 shares of the Company’s common stock are outstanding under the 2017 Stock Option Plan.

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation and bylaws.

12

Common Stock

Voting Rights. At every meeting of the stockholders, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock of the Company registered in his, her or its name on the books of the Company. Holders of common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividend Rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights. In the event of our liquidation, dissolution, or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of our common stock have no pre-emptive, subscription, redemption or conversion rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of the Company’s common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of any classes of preferred stock that we may designate in the future.

Preferred Stock

The Company has not yet authorized any classes of preferred stock.

Stock Options

The Company adopted its 2017 Stock Option Plan effective as of February 27, 2017. The 2017 Stock Option Plan initially provided for the issuance of up to 403 shares of the Company’s common stock to directors, officers, employees, service providers, advisors, consultants and independent contractors of the Company. Effective as of October 11, 2017, the 2017 Stock Option Plan was amended to increase the number of shares of common stock available for issuance thereunder from 403 to 707. During 2017, the Company issued options to a total of seven persons (or their designees) acting as service providers, consultants, advisors and employees of Wolfprint 3D OÜ and the Company pursuant to the 2017 Stock Option Plan. As of December 31, 2017, options to purchase a total of 463 shares of the Company’s common stock were outstanding under the 2017 Stock Option Plan. During 2018, the Company issued to three employees of Wolfprint 3D OÜ options to purchase a total of 75 shares of the Company’s common stock pursuant to the 2017 Stock Option Plan. As a result of the termination of the employment of three option holders, during 2018 an outstanding option to purchase a total of 27 shares of the Company’s common stock was exercised by one option holder and outstanding options to purchase a total of 190 shares of the Company’s common stock were forfeited by the three terminated option holders. All of the outstanding options issued by the Company pursuant to the 2017 Stock Option Plan are subject to vesting over varying periods of time and have an exercise price of $.01 per price. As of December 31, 2018, the outstanding options under the 2017 Stock Option Plan were issued to a total of six persons (or their designees) acting as service providers, consultants, advisors or employees of Wolfprint 3D OÜ and the Company. As of December 31, 2018, options to purchase a total of 321 shares of the Company’s common stock were outstanding under the 2017 Stock Option Plan. As of the date hereof, options to purchase a total of 408 shares of the Company’s common stock are outstanding under the 2017 Stock Option Plan.

13

FINANCIAL STATEMENTS AND FINANCIAL CONDITION

Financial Statements

Our financial statements can be found at Exhibit A. The financial statements of Wolfprint 3D OÜ are consolidated with those of the Company.

Results from Operations

Wolfprint 3D OÜ had minimal revenues in 2014, 2015, 2016, 2017 and 2018. During 2018, the Company generated $283,525 in revenues and incurred $559,617 in operating expenses. We recorded a net loss of $609,900 for the period from January 1, 2017 through December 31, 2017 and a net loss of $343,043 for the period from January 1, 2018 through December 31, 2018.

During the period from January 1, 2019 to April 30, 2019, Wolfprint 3D OÜ had revenue of €245,000 or $274,523 (based on an exchange rate of one euro to 1.1205 U.S. dollars) and the Company had revenue of $50,000.

Liquidity and Capital Resources

As of December 31, 2018, our current assets were $144,570. Our current liabilities at December 31, 2018 totaled $229,027. Our operations require continuing capital investment. We have financed our operations to date primarily through the issuance of convertible notes. We have no bank lines of credit. We do not expect to be able to satisfy our cash requirements beyond 9 months from the date hereof solely through our cash on hand. We expect to rely on continued equity financing to fund our operations. The sale of additional equity securities could result in additional dilution to our stockholders and those securities may have rights senior to those of our common stock. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.

Going Concern and Management’s Plans

As discussed above, we have relied heavily on debt and convertible debt financings for working capital and have incurred operating losses since inception. These above matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations with funding from additional debt and/or equity offerings, and the generation of revenue from our operations. If we cannot raise additional short-term capital, we may consume all of our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The balance sheet does not include any adjustments that might result from these uncertainties.

Indebtedness

As of December 31, 2018, the Company had outstanding indebtedness in the aggregate principal amount of $634,497 in connection with the Crowd Notes offering consummated during the year ended December 31, 2017. Total outstanding interest payable on the Crowd Notes was $40,806 as of December 31, 2018. The material terms of the Crowd Notes are described above under the section captioned Business – Offerings of Securities.

14

On January 29, 2018, the Company entered into a convertible note purchase agreement with Kamikaze Investments OÜ, an Estonian limited company, and issued to Kamikaze Investments OÜ a convertible promissory note. As of December 31, 2018, the principal amount outstanding under the convertible promissory note was €80,000 or $91,648 (based on an exchange rate of one euro to 1.1456 U.S. dollars). On January 29, 2019, pursuant to the terms of the convertible promissory note issued to Kamikaze Investments OÜ, the principal amount of such convertible promissory note together with all accrued interest thereon converted into 181.2505 shares of common stock of the Company. The material terms of the convertible promissory note are described above under the section captioned Business – Offerings of Securities.

During the period from April 6, 2018, to June 18, 2018, the Company issued to a total of six investors modified KISS Notes in the aggregate principal amount of $336,326. As of December 31, 2018, and April 30, 2019, modified KISS Notes in the aggregate principal amount of $336,326 were outstanding. Total outstanding interest payable on the modified KISS Notes was $9,795 as of December 31, 2018 and $15,323 as of the date hereof. The material terms of the modified KISS Notes are described above under the section captioned Business – Offerings of Securities.

As of December 31, 2018, Wolfprint 3D OÜ had the following indebtedness, excluding trade debt incurred in the ordinary course of business, payroll obligations to employees and payments due to consultants, interest and taxes:

Name of Lender	Date of Loan	Related Party	Maturity Date	Interest Rate	Outstanding Principal Amount as of December 31, 2018
AS Estonian Business School Group	5/23/14	Mart Habakuk	10/31/2019	12%	€123,000.00

On May 23, 2014, Wolfprint 3D OÜ entered into a loan agreement with AS Estonian Business School, the owner as of the date hereof of more than 20% of the Company’s common stock. Pursuant to the terms of such loan agreement, AS Estonian Business School Group agreed to loan to Wolfprint 3D OÜ up to a maximum principal amount of €20,000 and made an initial loan to Wolfprint 3D OÜ of €12,000. The loan agreement was amended a number of times to, among other things, increase the principal amount of the loan to be made by AS Estonian Business School Group to Wolfprint 3D OÜ thereunder. On October 28, 2016, the loan was amended to increase the principal amount borrowed by Wolfprint 3D OÜ thereunder to €123,000. Such loan bears interest at a rate of 12% per annum and had an initial maturity date of December 31, 2017. The loan is secured by substantially all of the Subsidiary’s assets and is required to be repaid before repayment of any other loans made to Wolfprint 3D OÜ. Pursuant to an amendment to the loan effective as of January 29, 2018, the maturity date of the loan was extended to July 2, 2018 and thereafter further extended to October 31, 2019. AS Estonian Business School Group has the right to convert, at a discounted rate, €50,000 of the outstanding loan amount into equity of Wolfprint 3D OÜ upon the occurrence of a financing transaction, provided that the gross proceeds from any such financing equal at least €200,000. As of December 31, 2018, the total principal amount of and accrued interest outstanding under the loan was €152,520 or $174,727 (based on an exchange rate of one euro to 1.1456 U.S. dollars). Additional information about the loan is described under the above section captioned Business- Related Party Transactions.

15

Stockholders of the Company advanced funds to Wolfprint 3D OÜ in the normal course of business. As of December 31, 2018, and 2017, the balance due to the stockholders under the arrangement was €0 and €1,663.85 or $1,996 (based on an exchange rate of one euro to 1.1999 U.S. dollars), respectively. These advances bear no interest and are considered payable on demand.

Plan of Operations

During 2019, the Company intends to generate revenue through licensing arrangements with respect to, and proof of concept project fees for, its technology. The Company also intends to devote resources to sales and marketing efforts, while improving and adding functionality throughout the year to its SDK and developing consumer-oriented applications. The Company’s internal goal is to reach yearly revenue of $1,000,000 by the end of 2019. Depending on the speed of development and sales efforts, we may decide to hire additional employees if we deem it necessary.

At such time as the Company generates sufficient revenue, it intends to relocate some of its business operations to the United States.

The anticipated budgets for fiscal year 2019 are provided in the table below:

Uses	Amount
Debt and interest payments	$33,818.00
Research and development	$200,707.00
Payroll	$347,379.00
Sales and marketing	$67,665.00
Operating expenses	$74,431.00
Miscellaneous	$54,132.00
TOTAL	$778,132.00

The amounts that we actually spend for any specific purpose may vary significantly, and will depend on a number of factors including, but not limited to, the pace of progress of our development efforts, actual needs with respect to product testing, research and development, market conditions, and changes in or revisions to our marketing strategies, as well as any legal or regulatory changes which may ensue.

If management is unable to implement our proposed business plan or employ financing strategies, it does not presently have any alternative proposals. We cannot assure you that our technology will be accepted in the marketplace, that we will ever earn revenues sufficient to support our operations or that we will ever be profitable. Furthermore, we cannot assure that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease, our operations.

16

SIGNATURES

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form C-AR and has duly caused this Form to be signed on its behalf by the duly authorized undersigned.

The undersigned also certifies that the attached financial statements are true and complete in all material respects.

/s/ Timmu Tõke

(Signature)

Wolfprint 3D Inc.

(Issuer)

Chief Executive Officer

(Title)

Pursuant to the requirements of Sections 4(a)(6) and 4A of the Securities Act of 1933 and Regulation Crowdfunding (§ 227.100 et seq.), this Form C-AR has been signed by the following person in the capacities and on the date indicated.

/s/ Timmu Tõke

(Signature)

Timmu Tõke

(Name)

Chief Executive Officer and Director

(Titles)

April 30, 2019

(Date)

17

Exhibit A

Wolfprint 3D Inc.

A Delaware Corporation

Consolidated Financial Statements (Unaudited)

December 31, 2018 and 2017

WOLFPRINT 3D INC.

WOLFPRINT 3D INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED) As of December 31, 2018 and 2017

	2018	2017

ASSETS

Current Assets:
Cash and cash equivalents	$105,899	$4,343
Accounts receivable	29,704	27,952
Other receivables	4,152	10,249
Related party receivable	-	4,462
Prepaid expenses	4,815	2,040
Total Current Assets	144,570	49,046

Non-Current Assets:
Property and equipment, net	14,424	15,061
Intangible assets	912	955
Total Non-Current Assets	15,336	16,016

TOTAL ASSETS	$159,906	$65,062

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Liabilities:
Current Liabilities:
Accounts payable	$25,753	$27,121
Accrued expenses	25,330	37,654
Income tax payable	3,217	-
Deferred revenue	-	26,397
Due to shareholders	-	1,996
Accrued interest payable	33,818	17,710
Loans payable	140,909	148,089
Total Current Liabilities	229,027	258,967

Long-Term Liabilities:
Crowd notes payable	634,497	634,497
Accrued interest on crowd notes payable	40,806	17,312
Convertible notes payable	427,974	-
Accrued interest on convertible notes payable	13,779	-
Total Long-Term Liabilities	1,117,056	651,809
Total Liabilities	1,346,083	910,776

Stockholders’ Equity (Deficit):
Common Stock, $0.01 par value, 20,000 shares authorized, 10,494 and 10,467 shares issued and outstanding, as of December 31, 2018 and 2017, respectively	105	105
Additional paid-in capital	25,743	25,743
Accumulated deficit	(1,155,838)	(812,795)
Treasury Stock, $0.01 par value, 403 and 403 shares held as of December 31, 2018 and 2017, respectively	4	4
Accumulated other comprehensive loss	(56,191)	(58,771)
Total Stockholders’ Equity/(Deficit)	(1,186,177)	(845,714)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$159,906	$65,062

No assurance is provided

See accompanying notes, which are an integral part of these consolidated financial statements.

-1-

WOLFPRINT 3D INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS) (UNAUDITED) For the years ended December 31, 2018 and 2017

	2018	2017

Net revenues	$283,525	$4,133
Costs of net revenues	(7,142)	(16,072)
Gross profit/(loss)	276,383	(11,939)

Operating Expenses:
General & administrative	175,970	157,663
Research & development	172,811	183,695
Compensation & benefits	162,324	111,246
Travel expense	48,477	47,164
Sales & marketing	35	1,511
Total Operating Expenses	559,617	501,279

Loss from operations	(283,234)	(513,218)

Other Income/(Expense):
Crowd Notes offering costs	-	(60,201)
Interest expense	(54,975)	(34,892)
Other expenses	(1,873)	(1,589)
Other revenue	251	-
Interest income	5	-
Total Other Income/(Expense)	(56,592)	(96,682)

Provision for income taxes	(3,217)	-

Net loss	$(343,043)	$(609,900)

Foreign currency translation gain/(loss)	2,580	(58,771)

Total Comprehensive Loss	$(340,463)	$(668,671)

No assurance is provided

See accompanying notes, which are an integral part of these consolidated financial statements.

-2-

WOLFPRINT 3D INC. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT) (UNAUDITED) For the years ended December 31, 2018 and 2017

							Accumulated	Total
	Common Stock		Treasury Stock		Additional		Other	Stockholders'
	Number of		Number of		Paid-In	Accumulated	Comprehensive	Equity/
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	(Deficit)

Balance at December 31, 2016	10,870	$109	-	$-	$25,743	$(202,895)	$-	$(177,043)

Net loss	-	-	-	-	-	(609,900)	-	(609,900)
Transfer of stock to Company	(403)	(4)	403	4	-	-	-	-
Foreign currency translation loss	-	-	-	-	-	-	(58,771)	(58,771)
Balance at December 31, 2017	10,467	$105	403	$4	$25,743	$(812,795)	$(58,771)	$(845,714)

Net loss	-	$-	-	$-	$-	$(343,043)	$-	$(343,043)
Exercise stock options	27	-	-	-	-	-	-	-
Foreign currency translation gain	-	-	-	-	-	-	2,580	2,580
Balance at December 31, 2018	10,494	$105	403	$4	$25,743	$(1,155,838)	$(56,191)	$(1,186,177)

No assurance is provided

See accompanying notes, which are an integral part of these consolidated financial statements.

-3-

WOLFPRINT 3D INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) For the years ended December 31, 2018 and 2017

	2018	2017

Cash Flows From Operating Activities
Net Loss	$(343,043)	$(609,900)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,920	4,710
Foreign currency effects	2,580	(58,771)
Changes in operating assets and liabilities:
Change in accounts receivable	(1,752)	(21,856)
Change in other receivables	6,097	(7,345)
Change in prepaid expenses	(2,775)	9,512
Change in related party receivable	4,462	(4,462)
Change in accounts payable	(1,368)	1,371
Change in accrued expense	(12,324)	25,146
Change in income tax payable	3,217	-
Change in deferred revenue	(26,397)	21,121
Change in accrued interest payable	53,381	11,679
Net Cash Used In Operating Activities	(315,002)	(628,795)

Cash Flows From Investing Activities
Proceeds from/(purchase of) property and equipment	(2,240)	(6,520)
Purchase of intangible assets	-	(115)
Net Cash Provided by (Used In) Investing Activities	(2,240)	(6,635)

Cash Flows From Financing Activities
Advances from related party	(1,996)	1,702
Proceeds from notes payable	427,974	604,910
Payments/(proceeds) on loans payable	(7,180)	(6,943)
Offering costs incurred in exchange for crowd notes	-	29,587
Net Cash Provided By Financing Activities	418,798	629,256

Net Change In Cash	101,556	(6,174)

Cash at Beginning of Period	4,343	10,517
Cash at End of Period	$105,899	$4,343

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$-	$23,213
Cash paid for income taxes	$-	$-
Supplemental Disclosure of Non-Cash Financing Activities
Crowd Notes issued for broker compensation	$-	$29,587

No assurance is provided

See accompanying notes, which are an integral part of these consolidated financial statements.

-4-

WOLFPRINT 3D INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) As of December 31, 2018 and 2017 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Wolfprint 3D Inc. (the “Company”), is a corporation that was formed on August 18, 2016 under the laws of Delaware. The Company provides products and services related to 3D modeling and 3D scanning.

On September 16, 2016, the stockholders of Wolfprint 3D OÜ (an Estonian limited company) (the “Subsidiary”) entered into an agreement with the Company pursuant to which such stockholders exchanged all of their shares of capital stock of the Subsidiary for an aggregate of 10,870 shares of the common stock of the Company. As a result of this exchange, Wolfprint 3D OÜ is a wholly-owned subsidiary of the Company.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP). The consolidated financial statements include the accounts of each entity and are presented on a consolidated basis. All transactions and balances between the Company and Subsidiary have been eliminated in consolidating the accounts for consolidated financial statements preparation. The accounting and reporting policies of the Company conform to GAAP. In accordance with ASC 805, Business Combinations, transactions between entities under common control are retroactively applied, and accordingly, the Company’s and the Subsidiary’s financial activity has been included as of December 31, 2018 and 2017 and for the periods then ended.

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions. As of December 31, 2018 and 2017, the Company carried $29,704 and $27,952, respectively of accounts receivable and no allowances.

No assurance is provided

-5-

WOLFPRINT 3D INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of December 31, 2018 and 2017 and for the years then ended

Property and Equipment

The Company has a policy to capitalize expenditures with useful lives in excess of one year and costs exceeding $1,000 as property and equipment and depreciates such assets on a straight-line basis over estimated useful lives which are currently estimated at 4 years. As of December 31, 2018 and 2017, property and equipment consisted of the following:

	2018	2017
Property and equipment, at cost	$40,091	$39,251
Accumulated depreciation	(25,667)	(24,190)
Property and equipment, net	$14,424	$15,061

Depreciation expense totaled $2,920 and $4,710 for the years ended December 31, 2018 and 2017, respectively.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured.

No assurance is provided

-6-

WOLFPRINT 3D INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of December 31, 2018 and 2017 and for the years then ended

Costs of Net Revenues

Costs of net revenues include the cost of materials and shipping expenses.

Research and Development

Research and development costs are expensed as incurred, with such expenses totaling $172,811 and $183,695 for the years ended December 31, 2018 and 2017, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the consolidated financial statements and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards. Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. For the year ended December 31, 2018, the Company had U.S. taxable income of $18,578 and U.S. net taxable income of $15,217 after application of a $3,261 net operating loss carryforward. The Company had U.S. federal income tax liability of $3,217 for the year ended December 31, 2018. Estimates for interest and payables have not been included in the recorded tax liability. The Company has recorded income tax expense of $3,217 for the year ended December 31, 2018. For the tax year ended December 31, 2017, the Company had no U.S. taxable income or U.S. tax liability

No assurance is provided

-7-

WOLFPRINT 3D INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of December 31, 2018 and 2017 and for the years then ended

The Company files U.S. federal and state income tax returns. The 2018 U.S. income tax returns have been filed. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Foreign Currency

The consolidated financial statements are presented in United States Dollars (“USD”), which is the reporting currency and the functional currency of the Company’s U.S. operations. The functional currency for the Subsidiary is its local currency. In accordance with ASC 830, Foreign Currency Matters, foreign denominated monetary assets and liabilities are translated to their USD equivalents using foreign exchange rates which prevailed at the balance sheet date. Non-monetary assets and liabilities are translated at exchange rates prevailing at the transaction date. Revenue and expenses were translated at the prevailing rate of exchange at the date of the transaction. Related translation adjustments are reported as a separate component of stockholders’ equity/(deficit), whereas gains or losses resulting from foreign currency transactions are included in results of operations. At December 31, 2018 and 2017, the foreign currency translation gain and loss was $2,580 and ($58,771), respectively.

NOTE 3: GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not generated profits, has sustained net losses of $343,043 and $609,900 for the years ended December 31, 2018 and 2017, respectively, has produced insignificant revenues to date, has an accumulated deficit of $1,155,838 and $812,795 as of December 31, 2018 and 2017, respectively, has current liabilities in excess of current assets of $84,457 as of December 31, 2018, and lacks liquidity to satisfy existing obligations and ongoing obligations as they come due.

The Company’s ability to continue as a going concern in the next twelve months following the date of issuance of the accompanying consolidated financial statements is dependent upon its ability to obtain capital from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital from outside investors to satisfy its capital needs.

No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: STOCKHOLDERS’ EQUITY (DEFICIT)

The Company’s authorized capital stock consists of 20,000 shares of common stock, par value $0.01 per share. As of December 31, 2018 and 2017, 10,494 and 10,467 shares of common stock were issued and outstanding, respectively. As previously mentioned in Note 1, on September 16, 2016, the stockholders of the Subsidiary entered into an agreement with the Company pursuant to which such stockholders exchanged all of their shares of capital stock of the Subsidiary for an aggregate of 10,870 shares of the common stock of the Company. As a result of this exchange, the Subsidiary is a wholly-owned subsidiary of the Company.

No assurance is provided

-8-

WOLFPRINT 3D INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of December 31, 2018 and 2017 and for the years then ended

The Company has included the cumulative results of the Subsidiary’s operations prior to the August 18, 2016 inception date as transferred in effective on the inception date. During 2017, in connection with the establishment of the Company’s 2017 Stock Option Plan as described in Note 9, the Company’s stockholders transferred to the Company 403 shares of the Company’s common stock. During 2018 an outstanding option to purchase a total of 27 shares of the Company’s common stock was exercised by one option holder.

NOTE 5: RELATED PARTY TRANSACTIONS

Stockholders of the Company advanced funds to the Company in the normal course of business. As of December 31, 2018 and 2017, the balance due to the stockholders under the arrangement was $0 and $1,996, respectively. These advances bear no interest and are considered payable on demand. As of December 31, 2018 and 2017, the balance due from related parties was $0 and $4,462, respectively.

NOTE 6: LOANS PAYABLE

On May 23, 2014, the Subsidiary entered into a loan agreement with a stockholder. On October 28, 2016, the loan was amended to increase the loan balance to $129,790, bearing interest at 12%, with an initial maturity date of December 31, 2017. The maturity date of the loan was extended to July 2, 2018 and thereafter further extended to October 31, 2019. The loan is secured by substantially all of the Subsidiary’s assets. Interest expense for this loan totaled $17,148 and $16,670 for the periods ending December 31, 2018 and 2017, respectively. Total unpaid accrued interest was $33,818 and $16,670 as of December 31, 2018 and 2017, respectively. The total unpaid principal amount was $140,909 and $147,583 as of December 31, 2018 and 2017, respectively.

Future Minimum Debt Payments

Future minimum debt payments under the Company’s outstanding loans are as follows as of December 31, 2018:

2019	$140,909
Total	$140,909

NOTE 7: CROWD NOTES PAYABLE

During the year ended December 31, 2017, in a series of closings, the last of which occurred on April 6, 2017, the Company raised gross proceeds of $604,640 pursuant to the issuance of convertible promissory notes (the Crowd Notes), consisting of Crowd Notes in the aggregate principal amount of $164,700 issued pursuant to Regulation CF and Crowd Notes in the aggregate principal amount of $439,940 issued pursuant to Regulation D. In addition, the Company issued Crowd Notes in the aggregate principal amount of $29,857 to SI Securities LLC as noncash compensation for acting as the Company’s exclusive placement agent.

No assurance is provided

-9-

WOLFPRINT 3D INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of December 31, 2018 and 2017 and for the years then ended

The Crowd Notes issued pursuant to the Regulation CF offering are substantially similar to the Crowd Notes issued pursuant to the Regulation D offering and to SI Securities LLC as noncash compensation. None of the Crowd Notes have a maturity date. The Crowd Notes issued pursuant to Regulation D and to SI Securities LLC as noncash compensation accrue interest at a rate of 5% per annum, while the Crowd Notes issued pursuant to the Regulation CF offering accrue no interest. In the case of the Crowd Notes issued pursuant to Regulation CF, upon the closing of a qualified equity financing, which is defined as the first sale by the Company of preferred stock in which the Company receives gross proceeds of not less than $1 million, such Crowd Notes will convert into shares of the Company’s preferred stock at the earlier of (i) the Company’s election and (ii) the occurrence of a corporate transaction. In the case of the Crowd Notes issued pursuant to Regulation D and to SI Securities LLC as noncash compensation, upon the occurrence of a qualified equity financing, the Crowd Notes, together with accrued interest thereon, will automatically convert into shares of the Company’s preferred stock.

The price at which the Crowd Notes issued by the Company pursuant to Regulation CF and Regulation D and to SI Securities LLC as noncash compensation will convert into shares of preferred stock upon the occurrence of a qualified equity financing equals the lesser of: (i) 20% less than the price per share paid by the investors purchasing preferred stock in the qualified equity financing and (ii) a price per share equal to $4,500,000 divided by the number of shares of the Company’s common stock outstanding on a fully diluted basis.

As of December 31, 2018, the Crowd Notes issued by the Company pursuant to Regulation CF and Regulation D and to SI Securities LLC as noncash compensation remain outstanding as a qualifying equity financing had not yet occurred. The Crowd Notes are treated as a liability of the Company until conversion occurs. As of December 31, 2018 and 2017, interest expense and accrued interest payable with respect to the Crowd Notes issued pursuant to Regulation D and to SI Securities LLC as non-cash compensation totaled $40,806 and $17,312, respectively.

NOTE 8: CONVERTIBLE NOTES PAYABLE

Modified KISS Notes

On March 27, 2018, the Company and its stockholders approved the sale and issuance by the Company of one or more modified KISS Notes in the aggregate principal amount of up to $300,000 pursuant to Regulation S promulgated under the Securities Act of 1933, as amended. On April 6, 2018, the Company issued to two investors modified KISS Notes in the aggregate principal amount of $134,673. On June 1 and June 8, 2018, the Company issued to two investors modified KISS Notes in the principal amount of $11,653 and $23,620, respectively. As of June 12, 2018, the Company and its stockholders approved an increase in the aggregate principal amount of the modified KISS Notes which may be issued by the Company from $300,000 to $500,000. On June 15, 2018, the Company issued to one investor a modified KISS Note in the principal amount of $116,380 and on June 18, 2018, the Company issued to another investor a modified KISS Note in the principal amount of $50,000. The modified KISS Notes do not have a maturity date, are unsecured, accrue interest at a rate of 5% per annum and will automatically convert into shares of the Company’s preferred stock in the event that the Company consummates a qualified equity financing which is defined as the sale by the Company of shares of its preferred stock with aggregate sales proceeds of not less than $1,000,000. The rate at which the modified KISS Notes will convert into shares of the Company’s preferred stock will be at a discount of 20% to the price offered to other investors in such qualified equity financing. In no event shall the conversion price exceed a per share price based upon a pre-money valuation of $6,150,000. In the event that the Company consummates a corporate transaction before the conversion of the modified KISS Notes to shares of the Company’s preferred stock as a result of a qualified equity financing, at the election of each holder of a modified KISS Note, (i) such holder’s modified KISS Note will be converted into shares of the Company’s common stock based upon a pre-money valuation of $6,150,000 or (ii) such holder shall be paid an amount equal to all accrued and unpaid interest due on such holder’s modified KISS Note plus two times the purchase price paid for such modified KISS Note. As of December 31, 2018, modified KISS Notes in the aggregate principal amount of $336,326 were outstanding. Interest expense and accrued interest payable with respect to the outstanding modified KISS Notes was $9,795 as of and for the period ended December 31, 2018.

No assurance is provided

-10-

WOLFPRINT 3D INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of December 31, 2018 and 2017 and for the years then ended

Convertible Note

On January 29, 2018, the Company entered into a convertible note purchase agreement with Kamikaze Investments OÜ, an Estonian limited company. Kamikaze Investments OÜ became a stockholder of the Company on January 29, 2018 as a result of a transfer of shares of common stock of the Company from Causa OÜ, an Estonian limited company, to Kamikaze Investments OÜ. Pursuant to the terms of the convertible note purchase agreement, Kamikaze Investments OÜ agreed to make loans to the Company at one or more closings in the aggregate principal amount of up to €80,000 and the Company issued to Kamikaze Investments OÜ a convertible promissory note in the principal amount of up to €80,000. The convertible promissory note was issued pursuant to Regulation S promulgated under the Securities Act of 1933, as amended. On January 29, 2018, Kamikaze Investments OÜ made an initial loan to the Company in the principal amount of €35,000. Thereafter, on February 21, 2018, Kamikaze Investments OÜ made an additional loan to the Company in the principal amount of €10,000. On March 6, 2018, Kamikaze Investments OÜ made an additional loan to the Company in the principal amount of €35,000. As of December 31, 2018, the principal amount outstanding under the convertible promissory note was €80,000 or $91,648 (based on an exchange rate of one euro to 1.1456 U.S. dollars). The convertible promissory note bears interest at a rate of 5% per annum and has a maturity date of January 29, 2019. Interest expense and accrued interest payable totaled €3,478 or $3,984 (based on an exchange rate of one euro to 1.1456 U.S. dollars) as of and for the period ended December 31, 2018. The convertible promissory note is subordinate and junior in right of payment to all other indebtedness of the Company to any senior creditor. Principal and accrued interest outstanding under the convertible promissory note will automatically convert into the Company’s equity as follows: A) in the event that the Company consummates, on or prior to the maturity date of the convertible promissory note, a qualified equity financing (defined as the sale by the Company pursuant to a private placement of the Company’s preferred stock for the principal purpose of raising capital with aggregate gross proceeds of not less than $1,000,000), the convertible promissory note will automatically convert into such preferred stock at a conversion price based upon a pre-money valuation of €5,000,000; or B) if the Company does not consummate a qualified equity financing prior to the maturity date of the convertible promissory note, then, on the maturity date, the outstanding principal amount of and all accrued interest under the convertible promissory note will automatically convert into shares of the common stock of the Company at a conversion price based upon a pre-money valuation of €5,000,000.

No assurance is provided

-11-

WOLFPRINT 3D INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of December 31, 2018 and 2017 and for the years then ended

NOTE 9: SHARE BASED PAYMENTS

The Company adopted its 2017 Stock Option Plan effective as of February 27, 2017. The 2017 Stock Option Plan initially provided for the issuance of up to 403 shares of the Company’s common stock to directors, officers, employees, service providers, advisors, consultants and independent contractors of the Company. Effective as of October 11, 2017, the 2017 Stock Option Plan was amended to increase the number of shares of common stock available for issuance thereunder from 403 to 707.

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options is estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option.

The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

During 2018, the Company issued to three employees of Wolfprint 3D OÜ options to purchase a total of 75 shares of the Company’s common stock pursuant to the 2017 Stock Option Plan. As a result of the termination of the employment of three option holders, during 2018 an outstanding option to purchase a total of 27 shares of the Company’s common stock was exercised by one option holder and outstanding options to purchase a total of 190 shares of the Company’s common stock were forfeited by the three terminated option holders. As of December 31, 2018, the outstanding options under the 2017 Stock Option Plan were issued to a total of six persons (or their designees) acting as service providers, consultants, advisors or employees of Wolfprint 3D OÜ and the Company. As of December 31, 2018, options to purchase a total of 321 shares of the Company’s common stock were outstanding under the 2017 Stock Option Plan.

No assurance is provided

-12-

WOLFPRINT 3D INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of December 31, 2018 and 2017 and for the years then ended

During 2017, the Company issued options to purchase an aggregate of 463 shares of the Company’s common stock pursuant to the 2017 Stock Option Plan. Such options were issued to a total of seven persons (or their designees) acting as service providers, consultants, advisors and employees of the Company.

All of the options issued by the Company during 2017 and 2018 pursuant to the 2017 Stock Option Plan are subject to vesting and have an exercise price of $.01 per share. The Company determined that the issuance date fair value of these options was trivial and therefore did not record compensation expense in conjunction with this issuance.

NOTE 10: LEASE OBLIGATIONS

In December 2016, the Company entered into a lease agreement for office space, which commenced December 28, 2016 and expires after 36 months on December 27, 2019. The monthly rent under this agreement is $960. The lease is cancellable by either party, upon three months’ prior notice. Rent expense for the periods ended December 31, 2018 and 2017 totaled $14,298 and $15,896, respectively. The following are future minimum lease obligations with respect to this lease agreement:

December 31,	Lease Obligations
2019	$11,520
$11,520

NOTE 11: CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 12: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures, including but not limited to a review of accounting policies, internal controls and processes. The Company adopted this new standard effective January 1, 2018.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet.

No assurance is provided

-13-

WOLFPRINT 3D INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of December 31, 2018 and 2017 and for the years then ended

The ASU is effective for annual and interim periods beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 13: SUBSEQUENT EVENTS

Convertible Note

On January 29, 2019, pursuant to the terms of the convertible promissory note issued to Kamikaze Investments OÜ, as described in Note 8, the principal amount of such convertible promissory note together with all accrued interest thereon converted into 181.2505 shares of common stock of the Company.

Share Based Payments

Subsequent to January 1, 2019, the Company issued to three employees of Wolfprint 3D OÜ options to purchase a total of 87 shares of the Company’s common stock pursuant to the 2017 Stock Option Plan. To date, all of the options issued by the Company are subject to vesting over varying periods of time and have an exercise price of $.01 per share As of the date hereof, options to purchase a total of 408 shares of the Company’s common stock are outstanding under the 2017 Stock Option Plan.

Management’s Evaluation

Management has evaluated subsequent events through April 30, 2019, the date the consolidated financial statements were issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the accompanying consolidated financial statements.

No assurance is provided

-14-